Exhibit 3.3
FIRST AMENDMENT TO THE
LIMITED LIABILITY COMPANY AGREEMENT
OF
NEEDLES ACQUISITION LLC
June 28, 2011
This First Amendment to that certain Limited Liability Company Agreement effective as of February 24, 2011 (the “Agreement”) of Needles Acquisition LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), is adopted, executed and agreed to, for good and valuable consideration, by its sole member, Ventas, Inc., a Delaware corporation (the “Member”).
WHEREAS, the Member of the Company, pursuant to Section 20 of the Agreement, hereby agrees to amend Sections 9 and 10 of the Agreement.
NOW, THEREFORE, the Agreement is amended as follows:
1. Section 9 and 10 of the Agreement shall be deleted and replaced in their entirety by the following:
“Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member and any Managers appointed by the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.
Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 10 may be revoked at any time by the Member.”

2. Unless expressly modified by the terms of this First Amendment, all other provisions of the Agreement remain unchanged and in full force and effect.
AS AMENDED HEREBY, the Agreement is specifically ratified and reaffirmed.
[Signature Page to follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this First Amendment to the Agreement as of the date first written above.

VENTAS, INC.
By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President, Chief Administrative Officer and General Counsel